July 2, 2019

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

At the FHLBNY

A New Era of Creating Homeownership Opportunities

Our housing mission is central to everything we do at the Federal Home Loan Bank of New York.  After all, our Community Investment programs are funded through our earnings – the better we perform, the more support we are able to provide to the community.  Our cooperative takes great pride in our ability to provide this support, and we are always focused on enhancing our capabilities.  To that end, on July 8 we will launch our new Homebuyer Dream ProgramTM, our new set-aside grant program to help households across our region achieve the dream of homeownership.

Creating affordable, accessible and sustainable homeownership opportunities has long been a focus of our cooperative.  In 1995, we launched The First Home ClubSM (“FHC”) as a grant program to help first-time homebuyers achieve their dream of homeownership.  Throughout the FHC’s existence, we have been honored to join with our members help more than 16,000 households become homeowners through more than $120 million in grants.

When the FHC debuted, it was among the first homeownership programs in the Federal Home Loan Bank System, and an innovative approach to delivering the full strength of our cooperative to create a path towards owning a home.  But in the two decades since we first launched the FHC, the housing needs of the communities we serve have changed.  Over the past two years, our Community Investment team has been focused on assessing these needs by engaging our members, our housing partners, our Board and the experts on our Affordable Housing Advisory Council.  As a result, our Community Investment programs are increasingly more responsive to the pressing housing needs of our region.  This is reflected in the Homebuyer Dream Program, a more modernized set-aside grant program to support first-time homebuyers across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.  We are proud of the impact we have made through the FHC, and we believe that the Homebuyer Dream Program will put us in an even better position to meet the current and future homeownership needs of our District.  Households currently enrolled in the FHC will not be impacted by the Homebuyer Dream Program, and will continue following their path towards homeownership with our full support.

The Homebuyer Dream Program will provide down payment and/or closing cost assistance of up to $14,500 per eligible household.  To be eligible, households must earn income equal to or less than 80 percent of the area median income and complete a homebuyer counseling program – for which an additional $500 defrayment of costs is available, bringing the total grant opportunity to $15,000.  Through our experiences with the FHC, we have found that the counseling component of the program has been vital to both preparing households for homeownership and creating homeownership opportunities that are sustainable.

Our inaugural Homebuyer Dream Program round will launch on July 8 with $7 million in available funds, and the round will remain open until these funds are exhausted or November 29, 2019 – whichever occurs first.  Since the start of this year, our Community Investment team has conducted significant outreach to our members and housing partners to educate them on the Homebuyer Dream Program and prepare them to take advantage of the new grant opportunities.  We currently have 110 members signed up for the Homebuyer Dream Program, and look forward to bringing more members in throughout the first round.  To participate in the program, members must execute the following onboarding forms:

●
Homebuyer Dream Program Participation Agreement

●
Secure File Transfer Portal Enrollment Form

We also encourage our members to review the HDP Guidelines, the 2019 AHP Implementation Plan and the Homebuyer Dream Program webinar and tutorial, all located on our website at www.fhlbny.com/hdp.

Our housing mission truly connects us to the communities we serve, allowing us to make a tangible impact in the lives of families and households across our District.  All of us at the Federal Home Loan Bank of New York are excited about the launch of the Homebuyer Dream Program, and the many opportunities it will provide our cooperative to make a difference in the lives of those we serve.

FHLBNY Commences 2019 Director Election Process

This year, four Directorships – two seats representing our New York members and two Independent Directorships representing the whole District – will be up for election for four-year terms commencing on January 1, 2020.

As previously reported, this year, we have switched to an electronic format for our Director Elections, partnering with Survey & Ballot Systems (“SBS”), a firm that administers elections for a number of Federal Home Loan Banks. On June 28, all eligible members were sent an email titled “Commencement of FHLBNY 2019 Director Election Process” from the sender noreply@directvote.net, which contained a link to materials regarding the elections. Eligible New York members may, using the electronic Certificate of Nomination included with the election materials, nominate one person for each of the two open New York Member Directorships. Separately, the materials indicate that those individuals interested in being considered for nomination by the FHLBNY’s Board for the two open Independent Directorships must first submit an Independent Director Application Form to the FHLBNY. Copies of these Forms can be found at our Corporate Governance Page, http://www.fhlbny.com/about-us/corporate-governance.aspx.

All electronic Certificates of Nomination must be submitted and all mailed Independent Director Application Forms must be received at the FHLBNY by 5:00 p.m. ET on July 30, 2019.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.